Exhibit 4.1

TRIMBLE INC.

as Issuer

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

(as successor in interest to U.S. BANK NATIONAL ASSOCIATION),

as Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of March 9, 2023

$800,000,000 of 6.100% Senior Notes due 2033

THIS FOURTH SUPPLEMENTAL INDENTURE (the “Fourth Supplemental Indenture”) is dated as of March 9, 2023 between TRIMBLE INC., a Delaware corporation (the “Company”) and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), a national banking association (the “Trustee”).

RECITALS

A. The Company (formerly Trimble Navigation Limited) and the Trustee executed and delivered an Indenture, dated as of October 30, 2014, (the “Base Indenture” and, as supplemented by the Second Supplemental Indenture, dated October 1, 2016 (the “Second Supplemental Indenture”), and this Fourth Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of senior debt securities evidencing its unsecured indebtedness.

B. Pursuant to Board Resolutions, the Company has authorized the issuance of $800,000,000 aggregate principal amount of 6.100% Senior Notes due 2033 (the “Notes”).

C. The entry into this Fourth Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Base Indenture.

D. The Company desires to enter into this Fourth Supplemental Indenture pursuant to Section 2.1 of the Base Indenture to establish the terms of the Notes in accordance with Section 2.2 of the Base Indenture and to establish the form of the Notes in accordance with Section 2.2.11 of the Base Indenture. The Notes constitute a “Series of Securities” as defined in the Base Indenture.

E. All things necessary to make this Fourth Supplemental Indenture a valid and legally binding agreement according to its terms have been done.

NOW, THEREFORE, for and in consideration of the foregoing premises, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

ARTICLE I

Section 1.1. Terms of the Notes.

The following terms relate to the Notes:

(1)	The Notes shall constitute a Series of Securities, having the title “6.100% Senior Notes due 2033.”

(2)	The Notes shall be issued at one hundred percent (100%) of the principal amount thereof, other than any offering discounts pursuant to the initial offering and resale of the Notes.

(3)

The aggregate principal amount of the Notes (the “Initial Notes”) that may be initially authenticated and delivered under the Indenture shall be $800,000,000. The Company may, from time to time, without the consent of the Holders of the Notes, issue additional Notes (in any such case “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms (except for the issue price, the issue date and, if applicable, the payment of interest accruing prior to the issue date of such Additional Notes and the first payment of interest following the issue date of such Additional Notes) as the Initial Notes. The Initial Notes and any Additional Notes shall each constitute a single Series under the Indenture and all references to the Note shall include the Initial Notes and any Additional Notes, unless the context otherwise requires; provided that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, the Additional Notes will have one or more separate CUSIP numbers. The maximum aggregate principal amount of Additional Notes shall be unlimited.

(4)	The entire outstanding principal of the Notes shall be payable on March 15, 2033, unless redeemed or repurchased prior to that date.

(5)

The rate at which the Notes shall bear interest shall be 6.100% per year, subject to adjustment upon the occurrence of certain ratings-based events with respect to the Notes pursuant to Section 1.9 of this Fourth Supplemental Indenture. The date from which interest shall accrue on the Notes shall be the most recent Interest Payment Date (as defined below) to or for which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the original issue date of the Notes. The dates on which the Company will pay interest for the Notes shall be March 15 and September 15 of each year, beginning September 15, 2023 (each such date an “Interest Payment Date”). Interest shall be payable on each Interest Payment Date to the Holders of record at the close of business on the March 1 and September 1, as the case may be, immediately preceding the relevant Interest Payment Date (in connection with the Notes, a “regular record date”). The basis upon which interest shall be computed shall be that of a 360-day year comprised of twelve 30-day months. All dollar amounts resulting from the calculation of interest shall be rounded to the nearest cent.

(6)

The Notes shall be issuable in whole in the form of one or more registered Global Securities, and the Depositary for such Global Securities shall be The Depository Trust Company, New York, New York. The Notes shall be substantially in the form attached hereto as Exhibit A, the terms of which are herein incorporated by reference. The Notes shall be issuable in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof and shall be denominated in Dollars.

(7)	The Notes may be redeemed at the option of the Company prior to the Stated Maturity, in whole or in part, as provided in Section 1.4 of this Fourth Supplemental Indenture.

(8)	The Company shall be required to and shall redeem the Notes if and to the extent required as provided in Section 1.5 of this Fourth Supplemental Indenture.

(9)	The Notes will not have the benefit of any sinking fund.

(10)	The Notes are not convertible into shares of common stock or other securities of the Company.

(11)	The additional restrictive covenants set forth in Section 1.7 of this Fourth Supplemental Indenture shall be applicable to the Notes.

Section 1.2. Additional Defined Terms.

As used herein, the following defined terms shall have the following meanings with respect to the Notes only:

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Security, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange at the relevant time.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, at the time of determination, the lesser of (1) the fair market value of such Principal Property as determined in good faith by the Board of Directors, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with U.S. GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Business Day” means each of Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York (or such other place of payment as may be subsequently specified by the Company) are authorized or obligated by law or executive order to close.

“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person or group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than the Company or any direct or indirect Subsidiaries become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (b)(i) the holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (ii) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such holding company immediately following such transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Consolidated Net Assets” means, as of the time of determination, the aggregate amount of the assets of the Company and the assets of its consolidated Subsidiaries after deducting all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets, as reflected on the most recent consolidated balance sheet prepared by the Company in accordance with U.S. GAAP contained in an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q filed or any amendment thereto (and not subsequently disclaimed as not being reliable by the Company) pursuant to the Exchange Act by the Company prior to the time as of which “Consolidated Net Assets” is being determined or, if the Company is not required to so file, as reflected on its most recent consolidated balance sheet prepared by the Company in accordance with U.S. GAAP.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“incur” means issue, assume, guarantee or otherwise become liable for.

“indebtedness” means, with respect to any person, indebtedness of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments, but other than obligations with respect to letters of credit securing obligations entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such person of a demand for reimbursement following payment on the letter of credit). Notwithstanding the foregoing, the term “indebtedness” excludes any indebtedness of the Company or any of the Company’s Subsidiaries to the Company or a Subsidiary of the Company.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P); or, if applicable, the equivalent investment grade credit rating from any Substitute Rating Agency.

“Lien” means any mortgage, security interest, pledge, lien, charge or other similar encumbrance.

“Purchase Agreement” means the Sale and Purchase Agreement dated December 11, 2022, by and among the Company, Trimble Trailblazer GmbH, a wholly-owned subsidiary of the Company, and Spider Investments Luxembourg S.à r.l., solely in its capacity as seller.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Non-recourse Obligation” means indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by the Company or any direct or indirect Subsidiaries of the Company or (2) the financing of a project involving the development or expansion of properties of the Company or any direct or indirect Subsidiaries of the Company, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any direct or indirect Subsidiary of the Company or such Subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Optional Redemption Date,” when used with respect to any Note to be redeemed at the Company’s option, means the date fixed for such redemption by or pursuant to Section 1.4 of this Fourth Supplemental Indenture.

“Optional Redemption Price,” when used with respect to any Note to be redeemed at the Company’s option, means the price at which it is to be redeemed pursuant to Section 1.4 of this Fourth Supplemental Indenture.

“Par Call Date” means December 15, 2032.

“Permitted Liens” has the meaning set forth in Section 1.7 of this Fourth Supplemental Indenture.

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Principal Property” means the land, improvements, buildings and fixtures owned by the Company or any of its Subsidiaries that constitute the Company’s principal offices in Sunnyvale, California, any research and development facility, and manufacturing, assembly or distribution facility and any service and support facility (in each case including associated office facilities) located within the territorial limits of the States of the United States of America, except such as the Board of Directors (or authorized committee thereof) by resolution determines in good faith (taking into account, among other things, the importance of such property to the business, financial condition and earnings of the Company and its Subsidiaries taken as a whole) not to be of material importance to the Company’s and its Subsidiaries’ business, taken as a whole; provided, however, that any office or facility with a value of less than $5.0 million shall in no event be deemed a Principal Property.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, a Substitute Rating Agency.

“Rating Category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and–for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB– to B+, will constitute a decrease of one gradation).

“Ratings Event” means that the Notes cease to be rated Investment Grade by both Rating Agencies on any day during the period (the “Trigger Period”) commencing on the earlier of (a) the first public notice of the occurrence of a Change of Control or (b) the public announcement by the Company of its intention to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended as to such Notes so long as the rating of Notes is under publicly announced consideration for a possible rating downgrade by either of the Rating Agencies on such 60th day, such extension to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the Notes below Investment Grade or (y) publicly announces that it is no longer considering the Notes for possible downgrade, provided that no such extension will occur if on such 60th day the Notes is rated Investment Grade by at least one of such Rating Agencies in question and is not subject to review for possible downgrade by such Rating Agency). If either Rating Agency is not providing a rating of the Notes on any day during the Trigger Period for any reason, the rating of such Rating Agency shall be deemed to have ceased to be rated Investment Grade during the Trigger Period with respect to the Notes.

“Restricted Subsidiary” means any domestic Subsidiary that owns any Principal Property other than (1) any Subsidiary primarily engaged in financing receivables or in the finance business, or (2) any of the Company’s less than 80%-owned Subsidiaries if the common stock of such Subsidiary is traded on any national securities exchange or on the over-the-counter markets.

“Sale and Leaseback Transaction” means any arrangement with any person providing for the leasing by the Company or any Subsidiary of the Company of any property that has been or is to be sold or transferred by the Company or such Subsidiary to such person.

“Special Mandatory Redemption Date” has the meaning set forth in Section 1.5 of this Fourth Supplemental Indenture.

“Special Mandatory Redemption Event” has the meaning set forth in Section 1.5 of this Fourth Supplemental Indenture.

“Special Mandatory Redemption Price” has the meaning set forth in Section 1.5 of this Fourth Supplemental Indenture.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors or a committee thereof) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Financial Services LLC and its successors.

“Transporeon Acquisition” means the Company’s acquisition of Transporeon, the operating company and an indirectly owned subsidiary of Spider Investments Luxembourg S.à.r.l., a limited liability company (société à responsabilité limitée) under the laws of the Grand Duchy of Luxembourg, and certain shareholders of Sixfold Sixfold GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of Germany, in accordance with the Purchase Agreement.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs:

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Optional Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life–and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Optional Redemption Date.

If on the third Business Day preceding the Optional Redemption Date H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Optional Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“U.S. GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Section 1.3. Payment, Transfer and Exchange.

1.3.1. Registration of Transfer and Exchange. To permit registrations of transfers and exchanges, the Company shall execute a new Note or Notes for a like aggregate principal amount and in authorized denominations and the Trustee shall authenticate and deliver such Note or Notes upon receipt of a Company Order for the authentication and delivery of such Notes. The Trustee shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same indebtedness and entitled to the same benefits under the Indenture, as the Notes surrendered upon such registration of transfer or exchange. Prior to such due presentment for the registration of a transfer of any Note, the Trustee, the Company, any Paying Agent and the Registrar may deem and treat the person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, the Company, the Paying Agent or the Registrar shall be affected by notice to the contrary.

All certifications, certificates and Opinions of Counsel which may be required to be submitted to the Trustee to effect a registration of transfer or exchange may be submitted by facsimile, pdf or other electronic means.

1.3.2. Payment. The principal and interest on Notes represented by Global Securities will be payable to the Depositary or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Global Securities represented thereby.

1.3.3. Transfer and Exchange of Beneficial Interests in the Global Securities. The transfer and exchange of beneficial interests in the Global Securities shall be effected through the Depositary, in accordance with the provisions of the Indenture and the Applicable Procedures. Beneficial interests in any Global Security may be transferred to persons who take delivery thereof in the form of a beneficial interest in a Global Security.

Section 1.4. Optional Redemption.

(a) The provisions of Article III of the Base Indenture, as amended by the provisions of this Fourth Supplemental Indenture, shall apply to the Notes with respect to this Section 1.4.

(b) Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at an Optional Redemption Price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of: (i) (A) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Optional Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points, less (B) interest accrued to the Optional Redemption Date, and; (ii) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the Optional Redemption Date. On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at an Optional Redemption Price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the Optional Redemption Date. The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding the foregoing, installments of interest for which the Stated Maturity is on or prior to the Optional Redemption Date shall be payable on the applicable Interest Payment Date to the Holders of such Notes registered as such at the close of business on the applicable regular record date pursuant to the Notes and the Indenture.

(c) On and after any Optional Redemption Date for the Notes, interest shall cease to accrue on such Notes or any portion thereof called for redemption, unless the Company defaults in the payment of the Optional Redemption Price and accrued interest, if any. On or before 12:00 p.m., New York City time, on the Optional Redemption Date for such Notes, the Company shall deposit with the Trustee or a Paying Agent funds sufficient to pay the Optional Redemption Price of such Notes to be redeemed on the Optional Redemption Date, and (except if the date fixed for redemption shall be an Interest Payment Date) accrued interest, if any.

(d) Notice of any redemption pursuant to this Section 1.4 shall be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the Optional Redemption Date to each Holder of Notes to be redeemed; provided, however, that the Company shall notify the Trustee of the Optional Redemption Date at least 5 days prior to the date of the giving of such notice (unless a shorter notice shall be satisfactory to the Trustee). Such notice shall be provided in accordance with Section 3.3 of the Base Indenture, except to the extent that any provision of Section 3.3 of the Base Indenture conflicts with any provision of Section 1.4(d) of this Fourth Supplemental Indenture, in which case the provisions of Section 1.4(d) of this Fourth Supplemental indenture shall govern and be controlling. Such notice shall state the Optional Redemption Price (if known) or the formula pursuant to which the Optional Redemption Price is to be determined if the Optional Redemption Price cannot be determined at the time the notice is given. If the Optional Redemption Price cannot be determined at the time such notice is to be given, the actual Optional Redemption Price, calculated as described above in clause (b), shall be set forth in an Officers’ Certificate delivered to the Trustee no later than two Business Days prior to the Optional Redemption Date. Notice of redemption having been given as provided in the Indenture, the Notes called for redemption shall become due and payable on the Optional Redemption Date and at the Optional Redemption Price.

(e) In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another Depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary.

Section 1.5. Special Mandatory Redemption of the Notes.

This Section 1.5 shall be applicable only to the Notes.

(a) If (i) the consummation of the Transporeon Acquisition does not occur on or before the later of (x) June 30, 2023 or (y) such later date to which the outside date for closing the Transporeon Acquisition as set forth in the Purchase Agreement as in effect on the date of this Fourth Supplemental Indenture may be extended in accordance with its terms (the “Special Mandatory Redemption End Date”), (ii) prior to the Special Mandatory Redemption End Date, the Purchase Agreement is terminated or (iii) the Company otherwise notifies the Trustee or the Paying Agent of the Notes that the Company will not pursue the consummation of the Transporeon Acquisition (the earliest of the date of delivery of such notice described in clause (iii), the special mandatory redemption end date and the date the Purchase Agreement is terminated, the “Special Mandatory Redemption Event”), the Company will be required to redeem the Notes then outstanding at a special mandatory redemption price equal to 101% of the principal amount of the Notes (the “Special Mandatory Redemption Price”) to be redeemed plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date. The Company shall cause any notice of special mandatory redemption pursuant to this Section 1.5 to be sent to each Holder of the Notes, with a copy to the Trustee, within five Business Days after the occurrence of a Special Mandatory Redemption Event. The “Special Mandatory Redemption Date” shall be the date that is 10 Business Days following any Special Mandatory Redemption Event and shall be specified in the notice of special mandatory redemption sent to Holders of the Notes. Notwithstanding the foregoing, installments of interest for which the Stated Maturity is on or prior to the Special Mandatory Redemption Date shall be payable on the applicable Interest Payment Date to the Holders of such Notes registered as such at the close of business on the applicable regular record date pursuant to the Notes and the Indenture.

If funds sufficient to pay the Special Mandatory Redemption Price of the Notes on the Special Mandatory Redemption Date are deposited with the Trustee or a Paying Agent on or before 12:00 p.m., New York City time, on such Special Mandatory Redemption Date, then, on and after such Special Mandatory Redemption Date, such Notes shall cease to bear interest.

(b) To the extent not otherwise set forth in Section 1.5(a) of this Fourth Supplemental Indenture, the provisions of Sections 3.3 through 3.6 of the Base Indenture shall apply to any redemption pursuant to Section 1.5(a) of this Fourth Supplemental Indenture, except to the extent that any provision of Sections 3.3 through 3.6 of the Base Indenture conflicts with any provision of Section 1.5(a) of this Fourth Supplemental Indenture, in which case the provisions of Section 1.5(a) of this Fourth Supplemental Indenture shall govern and be controlling.

Section 1.6. Change of Control Repurchase Event.

If a Change of Control Repurchase Event occurs with respect to the Notes, unless the Company shall have exercised its right to redeem the Notes, as set forth in Section 1.4 of this Fourth Supplemental Indenture, or its right to satisfy and discharge the Notes, as set forth in Article VIII of the Base Indenture, each Holder of the Notes shall have the right (a “Change of Control Right”) to require the Company to repurchase all or any part of such Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of such Notes to be repurchased (such principal amount to be equal to $2,000 or an integral multiple of $1,000 in excess of $2,000), plus accrued and unpaid interest, if any, on such Notes to be repurchased up to, but excluding, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event, or at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control or event that may constitute the Change of Control, the Company will send, by first-class mail (or, in the case of Global Securities, in accordance with the procedures of the Depositary) a notice (a “Change of Control Notice”) to each Holder of the Notes, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and the Company’s obligation to repurchase the Notes on the date specified in the Change of Control Notice, which date will, other than as may be required by law, be no earlier than 30 days and no later than 60 days from the date such Change of Control Notice is sent (the “Change of Control Payment Date”). The Change of Control Notice shall, if sent prior to the date of consummation of the Change of Control, state that the Company’s obligation to repurchase the Notes is conditioned on a Change of Control Repurchase Event occurring on or prior to the Change of Control Payment Date. Holders of definitive Notes electing to have a Note repurchased pursuant to this Section 1.6 will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the Change of Control Notice, or Holders of Global Securities must transfer such Notes to the Paying Agent by book-entry transfer pursuant to the Applicable Procedures of the Paying Agent, prior to the close of business on the Business Day prior to the Change of Control Payment Date.

Notwithstanding the foregoing, installments of interest for which the Stated Maturity is on or prior to the Change of Control Payment Date applicable to the Notes shall be payable on the applicable Interest Payment Date to the Holders of such Notes registered as such at the close of business on the applicable regular record date pursuant to the Notes and the Indenture.

(a) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all applicable Notes or portions of such Notes properly tendered pursuant to the Change of Control Notice;

(ii) deposit with the Paying Agent by 12:00 p.m., New York City time, an amount equal to the Change of Control Payment in respect of all applicable Notes or portions of such Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being repurchased by the Company.

The Paying Agent will promptly deliver to each Holder of Notes properly tendered the repurchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered.

(b) The Company shall not be required to repurchase the Notes pursuant to this Section 1.6 if a third party agrees to repurchase such Notes in the manner, at the times required and otherwise in compliance with the requirements for the Company under the Indenture, and such third-party repurchases all such Notes properly tendered and not withdrawn by the Holders. In addition, the Company will not be obligated to repurchase any Notes pursuant to this Section 1.6 if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Repurchase Event.

(c) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any such securities laws or regulations conflict with this Section 1.6, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 1.6 by virtue of any such conflict.

Section 1.7. Additional Covenants.

The following additional covenants shall apply with respect to the Notes so long as any of the Notes remain outstanding:

(a) Limitation on Liens.

The Company shall not incur, and shall not permit any of its Restricted Subsidiaries to incur, any indebtedness secured by a Lien upon (i) any Principal Property of the Company or any of its Restricted Subsidiaries or (ii) any shares of stock or indebtedness of any of its Restricted Subsidiaries (whether such Principal Property or shares or indebtedness of any Restricted Subsidiaries are now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the Company or such Restricted Subsidiary also secures all payments due under the Notes having the benefit of this Section 1.7 (together with, at the option of the Company, any other indebtedness or guarantees of the Company or any Subsidiary ranking equally in right of payment with the Notes or such guarantee), on an equal and ratable basis with, or at the option of the Company, prior to, such other indebtedness so secured for so long as such other indebtedness shall be so secured.

The foregoing prohibition shall not apply to any of the following Liens (“Permitted Liens”):

(i) Liens on property, shares of stock or indebtedness existing with respect to any person at the time such person becomes a Subsidiary of the Company or a Subsidiary of any Subsidiary of the Company, provided that such Liens were not incurred in anticipation of such person becoming a Subsidiary;

(ii) Liens on property, shares of stock or indebtedness existing at the time of acquisition by the Company or any of its Subsidiaries or a Subsidiary of any Subsidiary of the Company of such property, shares of stock or indebtedness or Liens on property, shares of stock or indebtedness to secure the payment of all or any part of the purchase price of such property, shares of stock or indebtedness, or Liens on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of, or within 18 months after, the latest of the acquisition of such property, shares of stock or indebtedness or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property and related costs and expenses, the construction or the making of the improvements;

(iii) Liens securing indebtedness of the Company or a Subsidiary of the Company owing to the Company or to any of its Subsidiaries;

(iv) Liens existing on the date of the initial issuance of the Notes (other than any Additional Notes);

(v) Liens on property or assets of a person existing at the time such person is merged into or consolidated with the Company or any of its Subsidiaries, at the time such person becomes a Subsidiary of the Company, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to the Company or any of its Subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction;

(vi) Liens created in connection with a project financed with, and created to secure, a Non-recourse Obligation;

(vii) Liens created to secure the Notes;

(viii) Liens imposed by law, such as materialmen’s, workmen’s or repairmen’s, carriers’, warehousemen’s and mechanic’s Liens and other similar Liens, in each case for sums not yet overdue by more than 30 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such person with respect to which such person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(ix) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(x) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature;

(xi) Liens or deposits under workmen’s compensation, unemployment insurance, or similar legislation and liens of judgments thereunder which are not currently dischargeable, or deposits to secure public or statutory obligations, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the United States to secure surety, appeal or customs bonds, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

(xii) Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ Liens and other similar Liens none of which interfere materially with the use of the property covered thereby in the ordinary course of business and which do not, in the Company’s opinion, materially detract from the value of such properties;

(xiii) Liens in favor of the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;

(xiv) Liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by U.S. GAAP shall have been made therefore; or

(xv) any extensions, renewals or replacements of any Lien referred to in clauses (i) through (xiv) above, inclusive, so long as (A) the principal amount of the indebtedness secured by such Lien does not exceed the principal amount of indebtedness so secured at the time of the extension, renewal or replacement (except to the extent of any fees or other costs associated with any such extension, renewal or replacement) and (B) the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements to such property).

Notwithstanding the restrictions set forth in this Section 1.7(a) of this Fourth Supplemental Indenture, the Company and its Restricted Subsidiaries will be permitted to incur indebtedness secured by Liens which would otherwise be subject to the foregoing restrictions without equally and ratably securing the Notes, provided that, after giving effect to such indebtedness, the aggregate principal amount of all indebtedness secured by Liens (not including Liens permitted under clauses (i) through (xv) above), together with all Attributable Debt outstanding pursuant to the second paragraph of Section 1.7(b) of this Fourth Supplemental

Indenture, does not exceed 15% of the Consolidated Net Assets of the Company. The Company and its Restricted Subsidiaries also may, without equally and ratably securing the Notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

(b) Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction of any Principal Property, whether now owned or hereafter acquired, unless:

(i) such transaction was entered into prior to the date of the initial issuance of the Notes (other than any Additional Notes);

(ii) such transaction was for the sale and leasing back to the Company or any of its wholly-owned Subsidiaries of any Principal Property by one of its Restricted Subsidiaries;

(iii) such transaction involves a lease for not more than three years (or which may be terminated by the Company or its Subsidiaries within a period of not more than three years);

(iv) the Company or such Restricted Subsidiary would be entitled to incur indebtedness secured by a Lien with respect to such Sale and Leaseback Transaction without equally and ratably securing the Notes pursuant to the second paragraph of Section 1.7(a) of this Fourth Supplemental Indenture; or

(v) the Company or any Restricted Subsidiary applies an amount equal to the net proceeds from the sale of such Principal Property to the purchase, construction, development, expansion or improvement of other property or assets used or useful in its business (including the purchase or development of other Principal Property) or to the retirement of indebtedness (including the Notes) of the Company or any of its Subsidiaries (other than Indebtedness that is subordinated to the Notes) within 365 days before or after the effective date of any such Sale and Leaseback Transaction, provided that, in lieu of applying such amount to the retirement of such indebtedness, the Company may deliver Notes to the Trustee for cancellation, such Notes to be credited at the cost thereof to it.

Notwithstanding the restrictions set forth in this Section 1.7(b) of the Fourth Supplemental Indenture, the Company and its Restricted Subsidiaries may enter into any Sale and Leaseback Transaction which would otherwise be subject to the restrictions in the first paragraph of Section 1.7(b) of this Fourth Supplemental Indenture if, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to such transactions, together with all indebtedness outstanding pursuant to the third paragraph of Section 1.7(a) of this Fourth Supplemental Indenture, does not exceed 15% of the Consolidated Net Assets of the Company.

Section 1.8. Events of Default.

With respect to the Notes issued pursuant to this Fourth Supplemental Indenture, the definition of Event of Default set forth below shall replace the definition of Event of Default set forth in Section 6.1 of the Base Indenture.

“Event of Default,” whenever used herein with respect to the Notes, means any one of the following events:

(a) default in the payment of any interest upon any Notes when it becomes due and payable, and the continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by the Company with the Trustee or a Paying Agent prior to the expiration of such 30-day period);

(b) default in the payment of the principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption pursuant to Section 1.4 of this Fourth Supplemental Indenture or otherwise;

(c) default in the performance or breach of any other covenant or warranty by the Company in the Indenture (other than those referred to in clause (a) and (b) above or clause (f) or (g) below, and other than a covenant or warranty that has been included in the Indenture solely for the benefit of a Series of Securities other than the Notes), which default continues uncured for a period of 60 days after the Company receives, by registered or certified mail, written notice from the Trustee or the Company and the Trustee receive, by registered or certified mail, written notice from the Holders of not less than a majority in principal amount of the outstanding Notes specifying such default or breach and requiring it to be remedied;

(d) the commencement by the Company of a voluntary proceeding under any Bankruptcy Law or the filing of a consent by the Company to the entry of a decree or an order for relief in an involuntary proceeding under any Bankruptcy Law or the filing by the Company of a consent to the appointment of a Custodian or the making by the Company of an assignment for the benefit of creditors;

(e) the entry by a court having competent jurisdiction of:

(i) an order for relief in respect of the Company in an involuntary proceeding under any Bankruptcy Law and such order shall remain unstayed and in effect for a period of 60 consecutive days; or

(ii) a final and non-appealable order appointing a Custodian of the Company, or ordering the winding up or liquidation of the affairs of the Company, and such order shall remain unstayed and in effect for a period of 60 consecutive days;

(f) failure by the Company to repurchase the Notes tendered for repurchase following the occurrence of a Change of Control Repurchase Event in accordance with Section 1.6 of this Fourth Supplemental Indenture;

(g) failure by the Company to redeem the Notes following the occurrence of a Special Mandatory Redemption Event in accordance with Section 1.5 of this Fourth Supplemental Indenture;

(h) (i) a failure by the Company to make any payment at maturity, including any applicable grace period, on any indebtedness of the Company (other than indebtedness of the Company owing to any of its Subsidiaries) outstanding in an amount in excess of $200 million and continuance of this failure to pay or (ii) a default by the Company on any indebtedness of the Company (other than indebtedness owing to any of its Subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $200 million without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (i) or (ii) above, for a period of 30 days after written notice thereof to the Company by the Trustee or to the Company and the Trustee by the Holders of not less than a majority in principal amount of the outstanding Notes (including any Additional Notes); provided, however, that if any failure, default or acceleration referred to in clause (i) or (ii) above ceases or is cured, waived, rescinded or annulled, then the Event of Default will be deemed cured.

Section 1.9 Interest Rate Adjustment

(a) The annual rate of interest payable on the Notes will be subject to adjustment from time to time if Moody’s or S&P (or, if applicable, a Substitute Rating Agency) downgrades (or subsequently upgrades) its credit rating assigned to the Notes, in the manner described in this Section 1.9. Each of Moody’s, S&P and any Substitute Rating Agency is an “Interest Rate Rating Agency,” and together they are “Interest Rate Rating Agencies.”

(b) If the rating of the Notes from Moody’s (or, if applicable, any Substitute Rating Agency) is decreased to a rating set forth in the immediately following table, the interest rate on the Notes will increase from the interest rate payable on the Notes on the date of their initial issuance by an amount equal to the percentage set forth opposite that rating:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

(c) If the rating of the Notes from S&P (or, if applicable, any Substitute Rating Agency) is decreased to a rating set forth in the immediately following table, the interest rate on the Notes will increase from the interest rate payable on the Notes on the date of their initial issuance by an amount equal to the percentage set forth opposite that rating:

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

(d) Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, any Substitute Rating Agency), shall be made independent of any and all other adjustments.

(e) No adjustment in the interest rate on the Notes shall be made solely as a result of an Interest Rate Rating Agency ceasing to provide a rating on the Notes. If at any time less than two Interest Rate Rating Agencies provide a rating on the Notes for reasons beyond the control of the Company, the Company will use commercially reasonable efforts to obtain a rating on the Notes from a Substitute Rating Agency for purposes of determining any increase or decrease in the per annum interest rate on the Notes pursuant to the tables above, (1) such Substitute Rating Agency will be substituted for the last Interest Rate Rating Agency to provide a rating on the Notes but which has since ceased to provide such rating, (2) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table, and (3) the per annum interest rate on the Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the Notes on the date of their initial issuance plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (2) above) (plus any applicable percentage resulting from a decreased rating by the other Interest Rate Rating Agency).

(f) For so long as (a) only one Interest Rate Rating Agency provides a rating on the Notes, any increase or decrease in the interest rate on the Notes necessitated by a reduction or increase in the rating by that Interest Rate Rating Agency shall be twice the applicable percentage set forth in the applicable table above and (b) no Interest Rate Rating Agency provides a rating on the Notes, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the Notes on the date of their initial issuance. In no event shall (x) the interest rate for a Series of Notes be reduced to below the interest rate payable on the Notes on the date of their initial issuance or (y) the total increase in the interest rate on the Notes exceed 2.00% above the interest rate payable on the Notes on the date of their initial issuance. If Moody’s or S&P ceases to rate the Notes or make a rating of such Notes publicly available for reasons within the control of the Company, the Company will not be entitled to obtain a rating from a Substitute Rating Agency and the increase or decrease in the per annum interest rate on the Notes shall be determined in the manner described above as if either only one or no Interest Rate Rating Agency provides a rating on such Notes, as the case may be.

(g) If at any time the interest rate on the Notes has been adjusted upward and any of the Interest Rate Rating Agencies subsequently increases its rating of the Notes, the interest rate on the Notes will be decreased such that the interest rate on the Notes equals the interest rate payable on the Notes on the date of their initial issuance plus the applicable percentages set forth opposite the ratings in effect immediately following the increase in the tables above; provided that if Moody’s or any Substitute Rating Agency subsequently increases its rating on the Notes to “Baa3” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating on the Notes to “BBB-” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the per annum interest rate on the Notes will be decreased to the interest rate payable on the Notes on the date of their initial issuance.

(h) Any interest rate increase or decrease described above will take effect from the first day of the first interest payment period following the interest payment period during which a rating change occurs that requires an adjustment in the interest rate. As such, interest will not accrue at such increased or decreased rate until the next Interest Payment Date following the date on which a rating change occurs. If any Interest Rate Rating Agency changes its rating of the Notes more than once during any particular interest period, the last such change by such agency to occur will control in the event of a conflict for purposes of any interest rate increase or decrease with respect to the Notes as described in this Section 1.9. If the interest rate payable on the Notes is increased as described in this Section 1.9, the term “interest,” as used with respect to the Notes will be deemed to include any such additional interest unless the context otherwise requires.

(i) The interest rate on the Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the rating by any Interest Rate Rating Agency) if the Notes become rated “Baa1” (or its equivalent) or higher by Moody’s (or any Substitute Rating Agency) and “BBB+” (or its equivalent) or higher by S&P (or any Substitute Rating Agency), or one of those ratings if rated by only one Interest Rate Rating Agency, with a stable or positive outlook.

(j) The Company is solely responsible for calculating any adjustment of the interest rate. The Company shall deliver written notice to the Trustee and the Holders of any change to the interest rate. In the case of Global Securities, any change to the interest rate shall be made in accordance with the applicable provisions of The Depository Trust Company. Neither the Trustee nor the Paying Agent shall have any duty to determine whether the interest rate should be adjusted or the amount of any such adjustment.

ARTICLE II

MISCELLANEOUS

Section 2.1. Definitions.

Capitalized terms used but not defined in this Fourth Supplemental Indenture shall have the meanings ascribed thereto in the Base Indenture, except as otherwise provided in this Fourth Supplemental Indenture or unless the context otherwise requires.

Section 2.2. Confirmation of Indenture.

The Base Indenture, as previously supplemented and as supplemented and amended by this Fourth Supplemental Indenture, is in all respects hereby ratified and confirmed, and all of the terms, conditions and provisions thereof shall remain in full force and effect with respect to the Notes, except as supplemented and amended hereby. The Base Indenture, as supplemented and amended by all indentures supplemental thereto, shall be read, taken and construed as one and the same instrument.

Section 2.3. Concerning the Trustee.

In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture. The recitals contained herein and in the Notes, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 2.4. Governing Law.

THIS FOURTH SUPPLEMENTAL INDENTURE AND THE NOTES, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS FOURTH SUPPLEMENTAL INDENTURE OR THE NOTES, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 2.5. Severability.

In case any provision in this Fourth Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.6. Counterparts.

This Fourth Supplemental Indenture, the Notes, the Securities and/or the Global Securities may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Fourth Supplemental Indenture, the Notes, the Securities, and/or the Global Securities or in any other certificate, agreement or document related to this Fourth Supplemental Indenture, the Notes, the Securities, and/or the Global Securities shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and/or electronic signatures provided by DocuSign, AdobeSign or such other digital signature provider as specified in writing to the Trustee by an authorized representative of the Company. For the avoidance of doubt, any written communication to the Trustee hereunder may be signed manually and transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) or signed by way of an electronic signature provided by DocuSign, AdobeSign or such other digital signature provider as specified in writing to the Trustee by an authorized representative of the Company. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. The Company agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 2.7. Conflicts with Indenture.

In the event that any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with a provision of the Base Indenture, as previously supplemented, such provision of this Fourth Supplemental Indenture will control as it relates to the Notes.

Section 2.8. No Benefit.

Nothing in this Fourth Supplemental Indenture, express or implied, shall give to any person other than the parties hereto and their successors or assigns, and the Holders of the Notes, any benefit or legal or equitable rights, remedy or claim under this Fourth Supplemental Indenture or the Base Indenture as supplemented by the Second Supplemental Indenture and Fourth Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed all as of the day and year first above written.

TRIMBLE INC.

By:	/s/ Robert G. Painter
Name: Robert G. Painter
Title: President and Chief Executive Officer

[Signature Page to the Fourth Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (AS SUCCESSOR IN INTEREST TO U.S. BANK NATIONAL ASSOCIATION), as Trustee

By:	/s/ David Jason
Name: David Jason
Title: Vice President

[Signature Page to the Fourth Supplemental Indenture]

EXHIBIT A

FORM OF 6.100% SENIOR NOTES DUE 2033

[Insert the global security legend, if applicable]

TRIMBLE INC.

6.100% SENIOR NOTES DUE 2033

No. [ ]	$[ ]

CUSIP No. [                ]

Trimble Inc., a Delaware corporation (the “Company”), promises to pay to [        ] or its registered assigns, the principal sum of [        ] Dollars on March 15, 2033.

Interest Payment Dates: March 15 and September 15

Record Dates: March 1 and September 1

Each holder of this Security (as defined below), by accepting the same, agrees to and shall be bound by the provisions hereof and of the Indenture described herein, and authorizes and directs the Trustee described herein on such holder’s behalf to be bound by such provisions. Each holder of this Security hereby waives all notice of the acceptance of the provisions contained herein and in the Indenture and waives reliance by such holder upon said provisions.

This Security shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been manually signed by or on behalf of the Trustee. The provisions of this Security are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed in accordance with Section 2.03 of the Base Indenture.

TRIMBLE INC.

Name:
Title:

Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the 6.100% Senior Notes due 2033 issued by Trimble Inc. of the series designated therein referred to in the within-mentioned Indenture.

Date: [        ]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor in interest to U.S. BANK NATIONAL ASSOCIATION) as Trustee

By:
Authorized Signatory

(Reverse of Note)

TRIMBLE INC.

6.100% Senior Notes due 2033

This security is one of a duly authorized series of debt securities of Trimble Inc., a Delaware corporation (the “Company”), issued or to be issued in one or more series under and pursuant to an Indenture for the Company’s senior debt securities, dated as of October 30, 2014 (the “Base Indenture”), duly executed and delivered by and between the Company (formerly Trimble Navigation Limited) and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association, the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of October 1, 2016 (the “Second Supplemental Indenture”), and the Fourth Supplemental Indenture, dated as of March 9, 2023 (the “Fourth Supplemental Indenture”), by and between the Company and the Trustee. The Base Indenture as supplemented and amended by the Second Supplemental Indenture and the Fourth Supplemental Indenture is referred to herein as the “Indenture.” By the terms of the Base Indenture, the debt securities issuable thereunder are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Base Indenture. This security is one of the series designated on the face hereof (individually, a “Security” and, collectively, the “Securities”), and reference is hereby made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities of the Trustee, the Company and the holders of the Securities (the “Securityholders”). Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Base Indenture or the Fourth Supplemental Indenture, as applicable.

1. Interest. The Company promises to pay interest on the principal amount of this Security at an annual rate of 6.100%, subject to adjustments as set forth in Section 1.9 of the Fourth Supplemental Indenture. The Company will pay interest semi-annually on March 15 and September 15 of each year (each such day, an “Interest Payment Date”). If any Interest Payment Date, redemption date or maturity date of this Security is not a Business Day, then payment of interest or principal (and premium, if any) shall be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest shall accrue for the period after such Interest Payment Date to the date of such payment on the next succeeding Business Day. Interest on the Securities will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid, from the date of issuance; provided that, if there is no existing Default in the payment of interest, and if this Security is authenticated between a regular record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; and provided, further, that the first Interest Payment Date shall be September 15, 2023. Interest will be calculated on the basis of a 360-day year of twelve 30-day months. All dollar amounts resulting from this calculation shall be rounded to the nearest cent.

2. Method of Payment. The Company will pay interest on the Securities (except defaulted interest), if any, to the persons in whose name such Securities are registered at the close of business on the regular record date referred to on the facing page of this Security for such interest installment. In the event that the Securities or a portion thereof are called for redemption or there is a Special Mandatory Redemption Event or Change of Control Notice, and

the Optional Redemption Date, the Special Mandatory Redemption Date or the Change of Control Payment Date, as applicable, is subsequent to a regular record date with respect to any Interest Payment Date and prior to such Interest Payment Date, interest on such Securities will instead be paid upon presentation and surrender of such Securities as provided in the Indenture. The principal of and the interest on the Securities shall be payable in the coin or currency of the United States of America that at the time is legal tender for public and private debt, at the office or agency of the Company maintained for that purpose in accordance with the Indenture. If any of the Notes are no longer represented by a Global Security, payment of interest on certificated notes in definitive form may, at the option of Company, be made by (i) check mailed to the address of the person entitled thereto as such address shall appear in the Security Register, or (ii) wire transfer to an account located in the United States maintained by such payee.

3. Paying Agent and Registrar. Initially, U.S. Bank Trust Company, National Association (as successor in interest to U.S., Bank National Association), the Trustee, will act as Paying Agent and Registrar. The Company may change or appoint any Paying Agent or Registrar without notice to any Securityholder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The terms of the Securities include those stated in the Indenture (including as supplemented) and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (“TIA”) as in effect on the date the Indenture is qualified. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and TIA for a statement of such terms. The Securities are unsecured general obligations of the Company and constitute the series designated on the face hereof as the “6.100% Senior Notes due 2033,” initially limited to $800,000,000 in aggregate principal amount. The Company will furnish to any Securityholder upon written request and without charge a copy of the Base Indenture and the Fourth Supplemental Indenture. Requests may be made to: Trimble Inc., 10368 Westmoor Drive, Westminster, Colorado 80021, Attention: General Counsel.

5. Redemption. The Securities may be redeemed at the option of the Company prior to the Stated Maturity, as provided in Section 1.4 of the Fourth Supplemental Indenture.

The Company shall not be required to make sinking fund payments with respect to the Securities.

6. Special Mandatory Redemption. The Fourth Supplemental Indenture provides that upon the occurrence of a Special Mandatory Redemption Event, the Company shall redeem this Security upon the terms and subject to the conditions set forth in Section 1.5 of the Fourth Supplemental Indenture. The Fourth Supplemental Indenture provides that the Company will cause the notice of redemption pursuant to Section 1.5 of the Fourth Supplemental Indenture to be sent to each Securityholder, with a copy to the Trustee, within five Business Days after the occurrence of a Special Mandatory Redemption Event.

7. Change of Control Repurchase Event. Upon the occurrence of a Change of Control Repurchase Event, unless the Company has exercised its right to redeem this Security, the Holder of this Security will have the right to require that the Company purchase all or a portion (such principal amount to be equal to $2,000 or any integral multiple of $1,000 in excess of $2,000), of this Security at a purchase price equal to 101% of the principal amount repurchased plus accrued and unpaid interest, if any, on the amount to be repurchased to, but excluding, the date of purchase. Within 30 days following any Change of Control Repurchase Event, or at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control or event that may constitute the Change of Control, the Company shall send, by first class mail (or, in the case of Global Securities, in accordance with the procedures of the Depositary) a notice to each Securityholder, in accordance with Section 1.6 of the Fourth Supplemental Indenture, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Right.

8. Denominations, Transfer, Exchange. The Securities are in registered form without coupons in the denominations of $2,000 or any integral multiple of $1,000 in excess thereof. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by the Company or the Registrar) at the office of the Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange, but a Securityholder may be required to pay any applicable taxes or other governmental charges. If the Securities are to be redeemed, the Company will not be required to: (i) issue, register the transfer of, or exchange any Security during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of less than all of the outstanding Securities of the same series and ending at the close of business on the day of such mailing; (ii) register the transfer of or exchange any Security or portions thereof selected for redemption, in whole or in part, except the unredeemed portion of any such Security being redeemed in part; nor (iii) register the transfer of or exchange of a Security between the applicable record date and the next succeeding Interest Payment Date.

9. Persons Deemed Owners. The registered Securityholder may be treated as its owner for all purposes.

10. Repayment to the Company. Any funds or U.S. Governmental Obligations deposited with any Paying Agent or the Trustee, or then held by the Company, in trust for payment of principal of, premium, if any, or interest on the Securities of a particular series that are not applied but remain unclaimed by the Holders of such Securities for at least two years after the date upon which the principal of, premium, if any, or interest on such Securities shall have respectively become due and payable, shall, upon request of the Company, be repaid to the Company, or (if then held by the Company) shall be discharged from such trust. After return to the Company, Holders entitled to the money or securities must look to the Company, as applicable, for payment as unsecured general creditors.

11. Amendments, Supplements and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time outstanding to be affected. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Securities at the time outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

12. Defaults and Remedies. If an Event of Default with respect to the securities of a series issued pursuant to the Fourth Supplemental Indenture occurs and is continuing (other than certain events of bankruptcy, insolvency or reorganization of the Company), the Trustee or the holders of at least a majority in aggregate principal amount of the Securities then outstanding, by notice in writing to the Company (and to the Trustee if notice is given by such holders), may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. In the case of certain events of bankruptcy, insolvency or reorganization of the Company, the principal and accrued and unpaid interest, if any, on all outstanding Securities will become and be immediately due and payable. Subject to the terms of the Indenture, if an Event of Default under the Indenture shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders have offered the Trustee indemnity satisfactory to it. Upon satisfaction of certain conditions set forth in the Indenture, the holders of a majority in principal amount of the outstanding securities of a series issued pursuant to the Fourth Supplemental Indenture will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the securities.

13. Trustee, Paying Agent and Registrar May Hold Securities. The Trustee, subject to certain limitations imposed by the TIA, or any Paying Agent or Registrar, in its individual or any other capacity, may become the owner or pledgee of Securities with the same rights it would have if it were not Trustee, Paying Agent or Registrar.

14. No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement of the Indenture, or of any Security, or for any claim based thereon or otherwise in respect hereof or thereof, shall be had against any incorporator, stockholder, officer or director, past, present or future as such, of the Company or of any predecessor or successor corporation, either directly or through the Company or any such predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture and the obligations issued hereunder and thereunder are solely corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, stockholders, officers or directors as such, of the Company or of any predecessor or successor corporation, or any of them, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Securities or implied therefrom; and that any and all such personal liability of every name and nature, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, stockholder, officer or director as such, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Securities or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the acceptance of the Securities.

15. Discharge of Indenture. The Indenture contains certain provisions pertaining to discharge and defeasance, which provisions shall for all purposes have the same effect as if set forth herein.

16. Authentication. This Security shall not be valid until the Trustee manually signs the certificate of authentication attached to the other side of this Security.

17. Abbreviations. Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18. Governing Law. The Base Indenture, the Fourth Supplemental Indenture and this Security shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

ASSIGNMENT FORM

To assign this Security, fill in the form below: (I) or (we) assign and transfer this Security to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Security)

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 1.6 of the Fourth Supplemental Indenture, check the box:

☐	1.6 Change of Control Repurchase Event

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 1.6 of the Fourth Supplemental Indenture, state the amount: $                 .

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Security)

Tax I.D. number

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

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